FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226123-11

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent: Monday, March 1, 2021 10:09 AM
Subject: ★IPTS★ $956.809MM BMARK 2021-B24 **PUBLIC CMBS**

BENCHMARK COMMERCIAL MORTGAGE SECURITIES TRUST 2021-B24 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2021-B24

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS & CO. LLC., AND DEUTSCHE BANK SECURITIES INC.

CO-MANAGERS: DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.

RATING AGENCIES: S&P/FITCH/KBRA

OFFERING TYPE: SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS	SIZE	WAL	CERT	IPT	TARGET PX
	(S/F/K)	($MM)	(YR)	C/E ($)
A-1	AAA/AAA/AAA	11.152	3.08	30.000%	S+20a	100-00
A-2	AAA/AAA/AAA	73.848	4.92	30.000%	S+45a	103-00
A-3	AAA/AAA/AAA	81.111	6.86	30.000%	N/A	N/A
A-4	AAA/AAA/AAA	270.000*	9.20	30.000%	A5-2bps	101-00
A-5	AAA/AAA/AAA	309.281*	9.95	30.000%	S+62a	103-00
A-SB	AAA/AAA/AAA	25.562	7.47	30.000%	S+50a	103-00
A-S	AA+/AAA/AAA	86.732	9.98	22.125%	S+80a	103-00
B	NR/AA-/AA	49.562	9.98	17.625%	S+95a	100-00
C	NR/A-/A-	49.561	9.98	13.125%	S+145a	100-00

*The exact initial certificate balances of the Class A-4 and Class A-5 certificates will be determined based on the final pricing. The respective initial certificate balances and weighted average lives of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $579,281,000, subject to a variance of plus or minus 5%.

Class of Certificates	Exp. Range of Initial Balance	Exp. Range of WAL	Expected Principal Window
Class A-4	$0.000 - $270.000	N/A - 9.20	N/A - 01/30-02/31
Class A-5	$309.281 - $579.281	9.95 - 9.60	02/31-03/31 - 01/30-03/31

EXPECTED TIMING
PRICE GUIDANCE: ~MARCH 3, 2021
ANTICIPATED PRICING:	WEEK OF MARCH 1, 2021
ANTICIPATED SETTLEMENT:	ON OR ABOUT MARCH 24, 2021

JPM SPG SYNDICATE CONTACTS
JENNIFER KORNBLAU	212-834-4154
KAILIN TWOMEY	212-834-4154

JPM CMBS BANKING CONTACTS
KUNAL SINGH	212-834-5467
DWAYNE MCNICHOLAS	212-834-9328
HARRIS RENDELSTEIN	212-834-6737

JPM CMBS TRADING DESK CONTACTS
AVINASH SHARMA	212-834-3111
DERRICK FETZER	212-834-3111

DEUTSCHE BANK TRADING DESK CONTACT
RYAN HORVATH	212-250-5149
DAN PENN	212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS
RAUL OROZCO	212-723-1295
MATT PERRY	212-723-1295

GOLDMAN SACHS CMBS BANKING CONTACTS
LEAH NIVISON	212-357-2702
SCOTT EPPERSON	212-934-2882
JUSTIN PETERSON	212-902-4283

GOLDMAN SACHS SYNDICATE CONTACTS
SCOTT WALTER	212-357-8910

GOLDMAN SACHS CAPITAL MARKETS CONTACTS
MARK ROMANCZUK	212-902-0290
NITIN JAGGA	212-855-9035

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